Exhibit 5.1

September 28, 2018	Michele D. Vaillancourt Direct Dial: (612) 604-6681 Direct Fax: (612) 604-6881 mvaillancourt@winthrop.com

Daktronics, Inc.
201 Daktronics Drive
Brookings, South Dakota 57006

Re:    Registration Statement on Form S-8
Ladies and Gentlemen:
We have acted as counsel to Daktronics, Inc., a South Dakota corporation (the “Company”), in connection with the preparation of the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company on September 28, 2018 with the U.S. Securities and Exchange Commission (the “Commission”) relating to the registration under the Securities Act of 1933, as amended (the “Act”), of the offer and sale of 1,500,000 shares of the Company’s common stock, no par value (the “Shares”), under the Daktronics, Inc. 2002 Employee Stock Purchase Plan (the “Plan”).
In rendering the opinions set forth below, we have examined originals or copies certified or otherwise identified to our satisfaction of such documents and corporate and public records, and we have made such examination of law, as we have deemed necessary or appropriate as a basis for the opinion hereinafter expressed. The documents examined include, without limitation: (i) the Registration Statement; (ii) the Company’s Amended and Restated Articles of Incorporation (the “Articles of Incorporation”) as certified as of September 25, 2018 by the Secretary of State of the State of South Dakota; (iii) the Company’s Restated Bylaws (the “Bylaws,” and together with the Articles of Incorporation, the “Organizational Documents”); (iv) the Officer’s Reliance Certificate dated September 28, 2018, including all exhibits thereto; (v) certain resolutions of the Board of Directors of the Company (the “Board of Directors”) relating to the Registration Statement and related matters; and (vi) a Certificate of Good Standing dated as of September 25, 2018 issued by the Secretary of State of the State of South Dakota. In addition, we have made such legal and (except as limited below) such factual examinations and inquiries as deemed necessary or appropriate for the purpose of this opinion.
We have assumed for purposes of rendering the opinions set forth herein, without any verification by us, the genuineness of all signatures, the legal capacity of all natural persons to execute and deliver documents, the authenticity and completeness of documents submitted to us as originals, the completeness and conformity with authentic original documents of all documents submitted to us as copies, and that all documents, books and records made available to us by the Company are accurate and complete.
For purposes of this opinion letter, we have also assumed that:
(a)the Registration Statement and any amendments thereto (including any post-effective amendments) shall have become and remain effective under the Act, and no stop order with respect thereto shall have been issued;

(b)at the time of the offer and sale of the Shares, as described in the Registration Statement, there shall be a sufficient number of shares of common stock of the Company authorized and unissued under the Articles of Incorporation as amended and then in effect and not otherwise reserved for issuance;

(c)at the time of the offer and sale of the Shares, the Company shall validly exist and shall be in good standing under the laws of the State of South Dakota and shall have the necessary corporate power for making the offer and sale;

(d)certificates representing the Shares shall have been duly executed, countersigned, registered and delivered or, if uncertificated, valid book-entry notations shall have been made in the share or other register of the Company, in each case in accordance with the Organizational Documents and the Plan, against payment therefor in an amount of the consideration determined in accordance with the Plan and as permitted or required under the South Dakota Business Corporation Act (the “SDBCA”), in accordance with the provisions of the Plan and any applicable definitive purchase agreement, sales agreement, subscription agreement, underwriting agreement, or similar agreement, or any applicable option, warrant or other rights to purchase shares of the Company’s common stock currently outstanding, all as approved by the Company, the Board of Directors, or, if required, the Company’s shareholders, and that the Board of Directors or the Company’s shareholders, as applicable, determined that such consideration was adequate; and

(e)the Organizational Documents shall be in full force and effect and shall not have been amended, restated, supplemented or otherwise altered, and there shall be no authorization of any such amendment, restatement, supplement or alteration, in each case since the date hereof.

Based upon the foregoing and subject to the qualifications, assumptions and limitations contained herein, we are of the opinion that the Shares are duly authorized and will be validly issued, fully paid and non-assessable.
The opinion set forth above is subject to the following exceptions, limitations and qualifications:
We express no opinion as to: (a) the effect of bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors; (b) the effect of general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether enforcement is considered in a proceeding in equity or at law, and the discretion of the court before which any proceeding therefore may be brought; (c) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of, or contribution to, a party with respect to a liability where such indemnification or contribution is contrary to public policy; or (d) the effect of the exercise of judicial discretion, whether in a proceeding in equity or at law.
This opinion is being furnished at the request of the Company and in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Act in connection with the Registration Statement and is not to be used, quoted or otherwise referred to for any other purpose without our prior written consent. This opinion does not constitute such prior written consent.
We are members of the Bar of the State of Minnesota. We express no opinion as to the effect of any laws other than the laws of the State of Minnesota, the SDBCA and the federal laws of the United States of America, each as in effect on the date hereof.
This opinion speaks only at and as of its date, it is based solely on the facts and circumstances known to us at and as of such date, and it is limited to the matters expressly set forth herein. No opinion is to be implied or may be inferred beyond the matters expressly stated. We assume no obligation to revise or supplement this opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes in fact or law that may hereafter occur.
We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby concede that our firm is within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Winthrop & Weinstine, P.A.

WINTHROP & WEINSTINE, P.A.